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                                                                      Exhibit 15


                    FIVE ARROWS SHORT-TERM INVESTMENT TRUST
                          (FIVE ARROWS SERVICE SHARES)

                   PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1

         WHEREAS, Five Arrows Short-Term Investment Trust, an unincorporated association of the type commonly known as a business trust organized under the laws of the State of Delaware (the "Trust"), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

         WHEREAS, the Trust is authorized (i) to issue shares of beneficial interest in separate series, with the shares of each such series representing the interests in a separate portfolio of securities and other assets, and (ii) to divide the shares within each such series into two or more classes;

         WHEREAS, the Trust has established four series, the U.S. Dollar Fund, the Pound Sterling Fund, the Deutsche Mark Fund, and the Canadian Dollar Fund (the "Initial Series," such series, together with all other series subsequently established by the Trust and made subject to this Plan, being referred to herein individually as a "Series" and collectively as the "Series");


         WHEREAS, the Trust has established two classes of shares, such classes being referred to as the "Five Arrows" and the "Five Arrows Service" shares; and

         WHEREAS, the Trust may be deemed a distributor of the Five Arrows Shares within the meaning of Rule 12b-1 under the Act, and desires to adopt a Plan of Distribution with respect to the Five Arrows Service Class of shares (the "Shares") of the Initial Series pursuant to such Rule (the "Plan"); and

         WHEREAS, the Trust intends to enter into an agreement (the "Agreement") for distribution of the Shares with Five Arrows Fund Distributors, Inc. (the "Distributor"); and

         WHEREAS, the Board of Trustees as a whole, and the Trustees who are not interested persons of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or the Agreement and any agreements relating to it (the "Qualified Trustees"), having determined, in the exercise of their reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the Act, that there is a reasonable likelihood that this Plan and the Agreement will benefit the Five Arrows Service Class of the Initial Series and its shareholders, have accordingly approved this Plan and the Agreement by votes cast in person at a meeting called for the purpose of voting on this Plan and the Agreement and any agreements related thereto.

         NOW, THEREFORE, the Trust hereby adopts this Plan in accordance with Rule 12b-1 under the Act, on the following terms and conditions:



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         1. SHAREHOLDER SERVICING ACTIVITIES. Subject to the supervision of the
Board of Trustees, the Trust may engage, directly or indirectly, in financing any activities relating to shareholder account administrative and servicing functions, including without limitation making payments to certain service organizations that wish to act as agents of their respective customers ("Agents") for one or more of the following activities: (a) answering inquiries regarding account status and history, the manner in which purchases and redemptions of the Shares may be effected, and certain other matters pertaining to the Trust; (b) assisting in designating and changing dividend options, account designations and addresses; (c) providing necessary personnel and facilities to establish and maintain certain shareholder accounts and records, as requested from time to time by the Trust; (d) assisting in processing purchase and redemption transactions; (e) arranging for the wiring of funds; (f) transmitting and receiving funds in connection with orders to purchase or redeem Shares; (g) verifying and guaranteeing signatures in connection with redemption orders, transfers among and changes in designated accounts; (h) providing periodic statements showing account balances and, to the extent practicable, integrating such information with other client transactions otherwise effected with or through the Agent; (i) furnishing (either separately or on an integrated basis with other reports sent by the Agent) monthly and annual statements and confirmations of all purchases and redemptions of Shares in an account; (j) transmitting proxy statements, annual reports, prospectuses and other communications from the Trust; (k) receiving, tabulating and transmitting to the Trust proxies executed with respect to annual and special meetings of shareholders of the Trust; and (l) providing such other related services as the Trust or customers of the Agent may reasonably request.

         2. DISTRIBUTION ACTIVITIES. In addition to the activities described in
Section 1 hereof, subject to the supervision of the Board of Trustees, the Trust may engage, directly or indirectly, in financing any activities primarily intended to result in the sale of Shares, including, but not limited to, the following: (1) making payments to underwriters, securities dealers and others engaged in the sale of Shares, including payments to the Distributor to be used to compensate or reimburse the Distributor or securities dealers and others (including affiliates of the Distributor) engaged in the distribution and marketing of Shares or furnishing assistance to investors on an ongoing basis, and (2) providing reimbursement of direct out-of-pocket expenditures incurred in connection with the distribution and marketing of Shares, including expenses relating to the formulation and implementation of marketing strategies and promotional activities such as direct mail promotions and television, radio, newspaper, magazine and other mass media advertising, the preparation, printing and distribution of sales literature, the preparation, printing and distribution of prospectuses of the Trust and reports for recipients other than existing shareholders of the Trust, and obtaining such information, analyses and reports with respect to marketing and promotional activities and investor accounts as the Trust may, from time to time, deem advisable. The Trust and the Series are authorized to engage in the activities listed above, and in other activities primarily intended to result in the sale of Shares, either directly or through the Distributor and other persons with which the Trust has entered into agreements pursuant to the Plan.


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         3. PAYMENTS. Pursuant to this Plan, the Trust shall make periodic payments to the Distributor with respect to Shares of the Initial Series (i) at the annual rate of .25% of the average daily value of net assets represented by such Shares as compensation for the activities described in Section 1 and (ii) at the annual rate of .25% of the average daily value of net assets represented by such Shares as compensation for the activities described in Section 2. The Distributor shall in turn remit to and allocate among selected dealers and others (including affiliates of the Distributor) in consideration of and as reimbursement for expenses incurred in the provision of distribution and marketing services and furnishing assistance to investors on an ongoing basis, such amounts as the Distributor shall determine. Any amounts received by the Distributor and not so allocated may be retained by the Distributor as compensation to the Distributor for providing services under the Agreement and/or as reimbursement for expenses incurred in connection with the distribution and marketing of the Shares and the servicing of investor accounts as contemplated by Section 1 hereof. The Distributor may from time to time and for such periods as it deems appropriate reduce its compensation hereunder to the extent the Distributor may, by notice to the Trust, voluntarily declare.

         4.       TERM AND TERMINATION.

                  (a) Initial Series. This Plan shall become effective with respect to the Shares of the Initial Series as of the later of (i) the date on which a Registration Statement on Form N-1A with respect to the Shares becomes effective under the Securities Act of 1933, as amended, or (ii) the date on which the Initial Series commences offering the Shares to the public and shall continue in effect with respect to the Shares (subject to Section 5(c) hereof) until one year from the date of such effectiveness, unless the continuation of this Plan shall have been approved with respect to the Shares in accordance with the provisions of Section 5(c) hereof.

                  (b) Additional Series. This Plan shall become effective with respect to the Shares of each additional Series established by the Trust after the date hereof and made subject to this Plan upon commencement of the initial public offering thereof (provided that the Plan has previously been approved with respect to the Series by votes of a majority of both (i) the Board of Trustees of the Trust and (ii) the Qualified Trustees, cast in person at a meeting held before the initial public offering of such additional Series thereof and called for the purpose of voting on such approval), and shall continue in effect with respect to each such additional Series (subject to Section 5(c) hereof) for one year thereafter, unless the continuation of this Plan shall have been approved with respect to such additional Series in accordance with the provisions of Section 5(c) hereof. The Distributor and the Trust on behalf of each such additional Series shall each sign an addendum hereto agreeing to be bound hereby and setting

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forth such specific and different terms as the parties may agree upon, including, without implied limitation, the amount and purpose of payments to be made hereunder.

                  (c) Continuation. This Plan and the Agreement shall continue in effect with respect to each Series subsequent to the initial term specified in Section 5(a) and (b) for so long as such continuance is specifically approved at least annually by votes of a majority of both (i) the Board of Trustees of the Trust and (ii) the Qualified Trustees, cast in person at a meeting called for the purpose of voting on this Plan, subject to any shareholder approval requirements existing under applicable law.

                  (d)      Termination.

                           (i) This Plan may be terminated at any time with respect to the Trust or any Series thereof, as the case may be, by vote of a majority of the Qualified Trustees, or by vote of a majority of the outstanding Shares of that Series. For purposes of this Plan, the term "vote of a majority of the outstanding Shares" of any Series shall be interpreted in accordance with Section 2(a)(42) of the Act. The Plan may remain in effect with respect to a Series even if it has been terminated in accordance with this Section 5(d) with respect to one or more other Series of the Trust.

                           (ii) The Agreement may be terminated at any time, without penalty, with respect to the Shares of any Series by vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting Shares of that Series on sixty days' written notice to the Distributor. In addition, the Agreement provides for automatic termination in the event of its assignment.

         6. AMENDMENTS. This Plan may not be amended to increase materially the amount of distribution expenditures provided for in Section 3 hereof unless such amendment is approved by a vote of a majority of the outstanding Shares of each Series with respect to which a material increase in the amount of distribution expenditures is proposed, and no material amendment to the Plan shall be made unless approved in the manner provided for annual renewal in Section 5(c) hereof. Otherwise, this Plan may be amended with respect to the Shares of a Series by vote of a majority of the Qualified Trustees or the outstanding voting Shares of that Series.

         7. INDEPENDENT TRUSTEES. While this Plan is in effect with respect to any Series, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons.

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         8. QUARTERLY REPORTS. The Treasurer of the Trust and the Treasurer of
the Distributor shall provide to the Trustees of the Trust and the Trustees shall review, at least quarterly, a written report of the amounts expended for distribution pursuant to this Plan and the purposes for which such expenditures were made.

         9. RECORD KEEPING. The Trust shall preserve copies of this Plan, the Agreement and any related agreements and all reports made pursuant to Section 9 hereof, for a period of not less than six years from the date of this Plan and the Agreement, the agreements or such reports, as the case may be, the first two years in an easily accessible place.

Dated: October 16, 1996




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